Exhibit 4.1

CABOT CORPORATION

AND

U.S. BANK NATIONAL ASSOCIATION

As Trustee

Indenture

Dated as of                    , 2016

Debt Securities

i

Section 9.02. With Consent of Holders.	30

Section 9.03. Compliance with Trust Indenture Act.	30

Section 9.04. Revocation and Effect of Consents.	30

Section 9.05. Notation on or Exchange of Securities.	31

Section 9.06. Trustee to Sign Amendments, etc.	31

ARTICLE TEN Miscellaneous	31

Section 10.01. Trust Indenture Act Controls.	31

Section 10.02. Notices.	31

Section 10.03. Communication by Holders with Other Holders.	32

Section 10.04. Certificate and Opinion as to Conditions Precedent.	32

Section 10.05. Statements Required in Certificate or Opinion.	33

Section 10.06. Treasury Securities.	33

Section 10.07. Rules by Trustee, Paying Agent, Registrar.	33

Section 10.08. Legal Holidays.	33

Section 10.09. Governing Law.	33

Section 10.10. No Recourse Against Others.	33

Section 10.11. Successors.	34

Section 10.12. Execution in Counterparts.	34

EXHIBIT A – Form of Security	1

CROSS-REFERENCE TABLE

TIA Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(b)	7.08; 7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.06
(b)	10.03
(c)	10.03
313(a)	7.06
(b)(1)	N.A.
(b)(2)	7.06
(c)	10.02
(d)	7.06
314(a)	4.05; 10.02
(b)	N.A.
(c)(1)	10.04
(c)(2)	10.04
(c)(3)	N.A.
(d)	N.A.
(e)	10.05
(f)	N.A.
315(a)	7.01(b)
(b)	7.05; 10.02
(c)	7.01(a)
(d)	7.01(c)
(e)	6.11
316(a)(last sentence)	10.06
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
317(a)(1)	6.06
(a)(2)	6.09
(b)	2.05
318(a)	10.01

INDENTURE dated as of                     , 2016, between CABOT CORPORATION, a Delaware corporation (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of the Company’s Securities:

ARTICLE ONE

Definitions and Incorporation By Reference

Section 1.01. Definitions.

“Affiliate” means any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company.

“Agent” means any Registrar or Paying Agent.

“Bankruptcy Law” means Title 11, U.S. Code or any similar Federal or State law for the relief of debtors.

“Board of Directors” means the Board of Directors of the Company or any committee of the Board of Directors duly authorized to act for it hereunder.

“Board Vote” means a vote of the Board of Directors, which may be evidenced by a certificate of the Secretary or an Assistant Secretary of the Company which states that such vote has been duly adopted by the Board of Directors and is in full force and effect.

“Business Day” means any day which is not a Legal Holiday.

“Company” means the party named as such in this Indenture until a successor replaces it pursuant to this Indenture and thereafter means the successor.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Depository” shall mean, with respect to the Securities of any Series issuable or issued in whole or in part in the form of one or more Global Securities, the person designated as depository for such Series by the Company, which depository shall be a clearing agency registered under the Exchange Act; and if at any time there is more than one such person, “Depository” as used with respect to the Securities of any Series shall mean the depository with respect to the Securities of such Series.

“Global Security” or “Global Securities” means a Security or Securities, as the case may be, in the form prescribed in Section 2.01 and bears the legend set forth in Section 2.02 (or such legend as may be specified as contemplated by Section 2.01 for such Securities) evidencing all or part of a Series of Securities, issued to the Depository for such Series or its nominee, and registered in the name of such Depository or nominee.

“Holder” or “Securityholder” means a person in whose name a Security is registered on the Registrar’s books.

“Indenture” means this Indenture as amended, modified or supplemented from time to time.

“Legal Holiday” means any Saturday, Sunday or day on which banking institutions in a jurisdiction in which an action is required hereunder are not required to be open.

“Officer” means the Chairman of the Board, the President, any Vice President, the Treasurer, the Secretary or the Controller of the Company.

“Officers’ Certificate” means a certificate signed by two Officers or by an Officer and an Assistant Treasurer, Assistant Secretary or Assistant Controller of the Company. See Sections 10.04 and 10.05.

“Opinion of Counsel” means a written opinion from legal counsel who may be an employee of or counsel to the Company, or who may be other counsel satisfactory to the Trustee.

“Responsible Officer” means any officer in the Corporate Trust Division of the Trustee or any other officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“SEC” means the Securities and Exchange Commission.

“Securities” means the debentures, notes or other evidence of indebtedness issued under this Indenture; provided, however, that if at any time there is more than one entity acting as Trustee under this Indenture, “Securities” as to which such entity is Trustee means Securities authenticated and delivered under this Indenture, exclusive, however, of Securities of any Series as to which such entity is not Trustee.

“Series” of Securities means all Securities provided for by one or more indentures supplemental hereto, Board Votes or Officers’ Certificates as being part of the same series.

“TIA” means the Trust Indenture Act of 1939 (15 U.S. Code §§77aaa-77bbbb) as in effect on the date of this Indenture; provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, “TIA” means, to the extent required by any such amendment, the Trust Indenture Act as so amended.

“Trustee” means the party named as such in this Indenture until a successor replaces it pursuant to this Indenture and thereafter means the successor. If at any time there are one or more additional parties acting as Trustee hereunder for any Series of Securities, “Trustee” shall also mean such parties and the term “Trustee” as used with respect to the Securities of a particular Series means the Trustee with respect to Securities of that Series.

“U.S. Government Obligations” means direct obligations of the United States for the payment of which the full faith and credit of the United States is pledged.

Section 1.02. Other Definitions.

Term	Defined in Section
“Attributable Debt”	4.01
“Consolidated Net Tangible Assets”	4.01
“Debt”	4.01
“Exchange Act”	2.07
“Exempted Debt”	4.01
“Event of Default”	6.01
“Lien”	4.01
“Long-Term Debt”	4.01
“Paying Agent”	2.04
“Principal Property”	4.01
“Registrar”	2.04
“Restricted Property”	4.01
“Restricted Subsidiary”	4.01
“Sale-Leaseback Transaction”	4.01
“Subsidiary”	4.01
“United States”	4.01
“Unrestricted Subsidiary”	4.01

Section 1.03. Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture. The following TIA terms used in this Indenture have the following meanings:

“Commission” means the SEC.

“indenture securities” means the Securities.

“indenture security holder” means a Securityholder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Company.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule have the meanings assigned to them.

Section 1.04. Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term, not otherwise defined, has the meaning assigned to it in accordance with generally accepted accounting principles in the United States;

(3) “or” is not exclusive; and

(4) words in the singular include the plural, and in the plural include the singular.

ARTICLE TWO

The Securities

Section 2.01. Terms and Form.

The Securities may be issued from time to time in one or more Series. Each Series shall be limited to such aggregate principal amount, shall bear the title and interest at the rates and from the dates, shall mature at the times, shall or may be redeemable at the prices and upon the terms, and shall contain or be subject to all terms as shall be established in an indenture supplemental hereto or by or pursuant to a Board Vote (and, to the extent not set forth in the Board Vote, in an Officers’ Certificate detailing the adoption of terms pursuant to the Board Vote). Securities of a Series shall be substantially identical except as to denomination and except as may be otherwise provided in a Board Vote and/or an Officers’ Certificate or in an indenture supplemental hereto. In case of Securities of a Series to be issued from time to time, the Officers’ Certificate may provide for the method by which specified terms (such as interest rate, maturity date, record date or date from which interest shall accrue) are to be determined.

The Securities of each Series hereunder shall be substantially in the form set forth in Exhibit A or in such form, including with respect to whether such Series shall be issued in whole or in part in the form of one or more Global Securities and the Depository for such Global Security or Securities, as shall be established pursuant to a Board Vote (and, to the extent not set forth in the Board Vote, in an Officers’ Certificate detailing the adoption of such form) or one or more indenture supplements to this Indenture, in each case, with such insertions, omissions, substitutions, and other variations as are required or permitted by this Indenture, such Board Vote or such indenture supplement. If a form of any Security is approved by a Board Vote, such Officers’ Certificate shall also state that all conditions precedent relating to the authentication and delivery of such Security have been complied with and shall be accompanied by a copy of the Board Vote by or pursuant to which the form of such Security has been approved. The Securities may have notations, legends or endorsements required by law, stock exchange rule or usage. The Company shall approve the form of the Securities and any notation, legend or endorsement on them, such approval to be conclusively evidenced by the execution of such Securities. Unless the form of a Security of a Series provides otherwise, each Security shall be dated the date of its authentication.

Unless the form of a Security of a Series provides otherwise, the Securities of such Series shall be issued in denominations of $1,000 or multiples thereof.

Section 2.02. Form of Legend for Global Security.

Any Global Security issued hereunder shall bear a legend in substantially the following form:

“This Security is a Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of the Depository or a nominee of the Depository. This Security is exchangeable for Securities registered in the name of a person other than the Depository or its nominee only in the limited circumstances described in the Indenture, and may not be transferred except as a whole by the Depository to a nominee of the Depository, by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.”

Section 2.03. Execution and Authentication.

Two Officers shall sign the Securities for the Company and may employ facsimile signatures. The Company’s seal shall be impressed, affixed or reproduced on the Securities.

If an Officer whose signature is on a Security no longer holds that office at the time the Trustee authenticates the Security, the Security shall be valid nevertheless.

The aggregate principal amount of Securities that may be authenticated and delivered under this Indenture is unlimited. The Trustee shall authenticate Securities for original issue upon (or in accordance with such procedures acceptable to the Trustee set forth in) a written order of the Company signed by two Officers or by an Officer and an Assistant Treasurer of the Company.

A Security shall not be valid until the Trustee manually signs the certificate of authentication on the Security. The signature shall be conclusive evidence that the Security has been authenticated under this Indenture. The Trustee’s authentication shall be in the following form (except that where applicable any successor or additional Trustee’s name for Securities of a Series shall be substituted for the Trustee named below):

This is one of the Securities of the Series designated therein issued under the within mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By
Name:
Title:

Section 2.04. Registrar and Paying Agent.

The Company shall designate a Registrar who shall maintain an office or agency where Securities may be presented for registration of transfer and where Securities may be presented for exchange (the “Registrar”) and a paying agent who shall maintain an office or agency where Securities may be presented for payment (the “Paying Agent”). Initially, U.S. Bank National Association, Corporate Trust Services, 100 Wall Street, Suite 1600, New York, New York 10005, will act as the Registrar and Paying Agent. The Registrar shall keep a register of the Securities and of their transfer and exchange. With the consent of the Trustee, which shall not be unreasonably withheld, the Company may designate one or more co-registrars and one or more Paying Agents. The term “Registrar” includes any additional co-registrar. The term “Paying Agent” includes any additional paying agent. The Company shall notify the Trustee of the name and address of any Agent not a party to this Indenture. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such.

Section 2.05. Paying Agent to Hold Money in Trust.

The Company, by written agreement, shall require each Paying Agent other than the Trustee to agree that the Paying Agent will hold in trust for the benefit of Securityholders or the Trustee all money held by the Paying Agent for the payment of principal of and premium, if any, or interest on the Securities, and will notify the Trustee of any default by the Company in making any such payment. If the Company acts as Paying Agent, it shall segregate the money and hold it as a separate trust fund. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon doing so the Paying Agent shall have no further liability for the money.

Section 2.06. Securityholder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Securityholders. If the Trustee is not the Registrar with respect to a Series of Securities, the Company shall furnish to the Trustee any information in the possession or control of the Company (a) on or before each semi-annual interest payment date of any Series of Securities, and (b) at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Securityholders.

Section 2.07. Transfer and Exchange.

When a Security is presented to the Registrar with a request to register a transfer, the Registrar shall register the transfer as requested in the manner provided in this Section 2.07.

Every Security presented or surrendered for registration of transfer or exchange shall (if so required by the Company or the Registrar) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by the Holder thereof or his attorney duly authorized in writing. To permit transfers and exchanges, the Company shall execute and the Trustee shall authenticate Securities at the Registrar’s request. The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed for any exchange or transfer but not for any exchange pursuant to Section 2.10, 3.06 or 9.05.

The Company shall not be required: (i) to issue, register the transfer of or exchange Securities of any Series during a period beginning at the opening of business 15 days before the day of selection for redemption of Securities of that Series under Section 3.02 and ending at the close of business on the day of the mailing of notice of redemption, or (ii) to register the transfer of, or exchange any Security so selected for redemption in whole or in part, except the unredeemed portion of any Security being redeemed in part.

Notwithstanding any provisions to the contrary contained in Section 2.06 of this Indenture and in addition thereto, any Global Security shall be exchangeable pursuant to this Section 2.07 for Securities registered in the names of Holders other than the Depository for such Security or its nominee only if: (i) such Depository notifies the Company that it is unwilling or unable to continue as Depository for such Global Security or if at any time such Depository ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in either such case, the Company fails to appoint a successor Depository within 90 days of such event, (ii) the Company executes and delivers to the Trustee an Officers’ Certificate that such Global Security shall be so exchangeable or (iii) a Default shall have occurred and be continuing with respect to the Securities represented by such Global Security. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Securities registered in such names as the Depository shall direct in writing in an aggregate principal amount equal to the principal amount of the Global Security with like tenor and terms.

Except as provided in this Section 2.07, a Global Security may not be transferred except as a whole by the Depository with respect to such Global Security to a nominee of such Depository, by a nominee of such Depository to such Depository or another nominee of such Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.

Section 2.08. Replacement Securities.

If the Holder of a mutilated Security surrenders such Security to the Trustee or if the Holder of a Security presents evidence satisfactory to the Company and the Trustee that the Security has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Security of the same Series and of like tenor and principal amount and bearing a number not contemporaneously outstanding. In case any such Security has or is about to become due and payable, the Company may pay the Security instead of issuing a new Security. If required by the Company or the Trustee, such Holder shall provide an indemnity bond which must be sufficient in the judgment of the party requiring it to protect the Company, the Trustee and any Agent from any loss which any of them may suffer if a Security is replaced. The Company or the Trustee may charge the Holder for its expenses in replacing a Security.

Every replacement Security is an additional obligation of the Company.

Section 2.09. Outstanding Securities.

Securities outstanding at any time are all the Securities authenticated by the Trustee except for those cancelled by it, those Securities of any Series for which the Company has made a deposit in accordance with Section 8.01 and those described in this Section as not outstanding. A Security does not cease to be outstanding because the Company or an Affiliate holds the Security. See Section 10.06.

If a Security is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Security is held by a bona fide purchaser.

If the Paying Agent holds on a redemption date or maturity date money sufficient to pay Securities payable on that date, then on and after that date such Securities cease to be outstanding and interest on them ceases to accrue.

Section 2.10. Temporary Securities.

Until definitive Securities are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Securities. Temporary Securities shall be substantially in the form of definitive Securities but may have variations that the Company considers appropriate for temporary Securities. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Securities in exchange for temporary Securities.

Section 2.11. Cancellation.

The Company at any time may deliver Securities to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Securities surrendered to them for registration of transfer, exchange or payment. The Trustee shall cancel all Securities surrendered for registration of transfer, exchange, payment or cancellation and shall destroy such cancelled Securities and shall furnish the Company with a certificate of destruction. The Company may not issue new Securities to replace Securities that it has paid or delivered to the Trustee for cancellation.

Section 2.12. Defaulted Interest.

If the Company defaults in the payment of interest on any Series of the Securities, it shall pay the defaulted interest, plus any interest payable on such defaulted interest to the extent permitted by law, to persons who are Holders of Securities of such Series on a subsequent special record date. The Company shall fix the special record date and the payment date. At least 15 days before such special record date, the Company shall notify the Trustee and each Holder of such special record date, the payment date and the amount of interest to be paid. The Company may pay defaulted interest in any other lawful manner.

ARTICLE THREE

Redemption

Section 3.01. Notices to Trustee.

If the Company wants to redeem any Series of Securities pursuant to the terms of the Securities of that Series, the Company shall notify the Trustee of the redemption date and the principal amount of the Securities to be redeemed.

Each such notice shall be accompanied by an Officers’ Certificate stating that the conditions to such redemption as provided in such Security and in this Indenture have been complied with. If the Company elects to redeem less than all the Securities of a Series, the Company shall notify the Trustee of such redemption date and of the principal amount of such Securities to be redeemed and shall deliver to the Trustee such documentation and records as shall enable the Trustee to select the Securities to be redeemed pursuant to Section 3.02.

If any Series of Securities by its terms is redeemable pursuant to the operation of a sinking fund, the Company shall notify the Trustee by an Officers’ Certificate of the amount of the next sinking fund payment and the portion of such payment which is to be satisfied by delivering and crediting Securities of the same Series pursuant to Section 3.05.

If the Company wants to credit against any mandatory redemption Securities of the same Series it has not previously delivered to the Trustee for cancellation, it shall deliver the Securities with such Officers’ Certificate.

The Company shall give each notice or Officers’ Certificate provided for in this Section at least 30 days before the redemption date (unless shorter notice is satisfactory to the Trustee).

Any notice of redemption given to the Trustee may be canceled by written notice to the Trustee at any time prior to the mailing of the notice of redemption to the Holders of Securities to be redeemed and upon any such cancellation shall thereupon be void and of no effect.

Section 3.02. Selection of Securities to be Redeemed.

If less than all the Securities of a Series are to be redeemed, the Trustee shall select the Securities to be redeemed by a method the Trustee considers fair and appropriate. The Trustee shall make the selection from Securities of such Series outstanding not previously called for redemption. The Trustee may select for redemption portions of the principal of Securities of such Series that have denominations larger than $1,000. Securities and portions of them it selects shall be in amounts of $1,000 or multiples of $1,000. Provisions of this Indenture that apply to Securities called for redemption also apply to portions of Securities called for redemption.

Section 3.03. Notice of Redemption.

At least 30 days but not more than 60 days before a redemption date, the Company shall mail a notice of redemption by first-class mail (or deliver by electronic transmission in accordance with the applicable procedures of the Depository) to each Holder of Securities to be redeemed.

The notice shall identify the Securities to be redeemed and shall state:

(1) the redemption date;

(2) the redemption price (or the method of calculating or determining the redemption price) and the accrued interest, if any;

(3) the CUSIP number and ISIN, if any, of such Securities;

(4) if less than all Securities of a Series outstanding are to be redeemed, the identification (and, if any Security is to be redeemed in part, the principal amount) of the particular Security to be redeemed;

(5) the name and address of the Paying Agent;

(6) that Securities called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(7) that interest on Securities called for redemption ceases to accrue on and after the redemption date; and

(8) that the redemption is pursuant to a sinking fund, if that is the case.

At the Company’s request at least five days prior to the date the notice of optional redemption is to be given (unless a shorter time period shall be acceptable to the Trustee), the Trustee shall give such notice of redemption to each Holder of Securities to be redeemed in the Company’s name and at the Company’s expense.

Section 3.04. Effect of Notice of Redemption.

Once notice of redemption is mailed (or delivered by electronic transmission in accordance with the applicable procedures of the Depository), Securities called for redemption become due and payable on the redemption date and at the applicable redemption price. Upon surrender to the Paying Agent, such Securities shall be paid at the applicable redemption price plus accrued interest, if any, to the redemption date; provided, however, that any regular payment of interest becoming due on the redemption date shall be payable to the Holders of such Securities in accordance with their terms.

Section 3.05. Deposit of Redemption Price.

On or before the redemption date, the Company shall deposit with the Paying Agent (or if the Company is its own Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued interest, if any, on all Securities to be redeemed on that date.

Unless any Security by its terms prohibits any sinking fund payment obligation from being satisfied by delivering and crediting Securities (including Securities redeemed otherwise than through a sinking fund), the Company may deliver such Securities to the Trustee for crediting against such payment obligation in accordance with the terms of such Securities and this Indenture.

Section 3.06. Securities Redeemed in Part.

Upon surrender of a Security that is redeemed in part, the Trustee shall authenticate and deliver to the Holder a new Security of the same Series equal in principal amount to the unredeemed portion of the Security surrendered.

ARTICLE FOUR

Covenants

Section 4.01. Certain Definitions.

“Attributable Debt” means, as of the date of determination, the present value of rent due under a lease for the remaining primary term of the lease. Rent shall be discounted to present value from the due date of each installment to the date of determination at the actual interest factor included in the rent or, if the interest factor cannot readily be determined, at 12% per annum. Rent is the lesser of: (1) rent for the remaining primary term of the lease assuming it is not earlier terminated, and (2) rent from the date of determination until the first permitted termination date under the lease plus the termination payment then due, if any. The remaining primary term of a lease includes any period for which the lease has been extended. Rent does not include: (1) amounts payable for maintenance, repairs, insurance, taxes, assessments, water rates, and similar charges, or (2) contingent rent, such as that based on sales, maintenance and repairs, insurance, taxes, assessments or similar charges. Rent may be reduced by rent, discounted in the manner provided above, that any sublessee must pay from the date of determination for all or part of the same property. An obligation to pay rent shall be counted only once even if more than one entity is responsible for the obligation.

“Consolidated Net Tangible Assets” means total assets (after deducting all valuation and qualifying reserves related to those assets) less: (1) total current liabilities (excluding that portion, if any, of Long-Term Debt due within 12 months); (2) goodwill, patents and patent rights, trademarks, trade names, copyrights, debt discount and expense and other like intangibles; and (3) any equity in and the net amount of advances to Unrestricted Subsidiaries, all as stated in the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries preceding the date of a determination.

“Debt” means any debt for money borrowed or any guarantee of such debt, but excludes any non-recourse debt for money borrowed incurred to develop any electrical generating facilities or to develop or exploit any oil, gas or other mineral property. A Debt obligation shall be counted only once even if more than one entity is responsible for the obligation.

“Exempted Debt” means the total of the following incurred after the effective date of this Indenture: (1) the outstanding principal amount of Debt of the Company and its Restricted

Subsidiaries secured by any Lien other than a Lien permitted by paragraphs (1) through (9) of Section 4.03; plus (2) the outstanding Attributable Debt of the Company and its Restricted Subsidiaries other than Attributable Debt arising from a Sale-Leaseback Transaction permitted by paragraphs (1) through (4) of Section 4.04.

“Lien” means any mortgage, pledge, security interest or lien.

“Long-Term Debt” means Debt that by its terms matures on a date more than 12 months after the date of determination or Debt that the obligor may extend or renew without the obligee’s consent to a date more than 12 months after the date of determination.

“Principal Property” means: (1) any real property, manufacturing plant, processing plant, warehouse or office building located in the United States and owned or leased by the Company or a Restricted Subsidiary which has a gross book value, excluding depreciation, in excess of 2% of Consolidated Net Tangible Assets; or (2) any other property designated as such by the President, Financial Vice President or Treasurer of the Company in a notice given to the Trustee. The definition does not include: (1) any plant, warehouse, building or other property, or any portion thereof, which, in the opinion of the Board of Directors, is at any time not of material importance to the total business conducted by the Company and its consolidated Subsidiaries taken as a whole; or (2) any plant, warehouse, building or other property acquired by the Company or a Restricted Subsidiary after the date of this Indenture which is financed by obligations of any State, political subdivision of any State, or the District of Columbia issued pursuant to agreements which satisfy the provisions of Section 142 or Section 144(a) of the Internal Revenue Code of 1986, as amended, or any successor to any such provision.

“Restricted Property” means any Principal Property, any Debt of a Restricted Subsidiary or any shares of stock of a Restricted Subsidiary, in each case now owned or hereafter acquired by the Company or a Restricted Subsidiary.

“Restricted Subsidiary” means (1) any Subsidiary other than an Unrestricted Subsidiary; and (2) any Subsidiary which was an Unrestricted Subsidiary but which subsequent to the date of this Indenture is designated by the Board of Directors to be a Restricted Subsidiary. A Subsidiary may not be designated a Restricted Subsidiary if as a result the Company would thereby breach any covenant in this Indenture.

“Sale-Leaseback Transaction” means an arrangement pursuant to which the Company or a Restricted Subsidiary now owns or hereafter acquires a Principal Property, transfers it to a third person and leases it back from such person.

“Subsidiary” means a corporation of which at least a majority of the outstanding stock having voting power under ordinary circumstances to elect a majority of its board of directors is owned by the Company, the Company and one or more Subsidiaries or by one or more Subsidiaries.

“United States” means the United States of America including its territories and possessions.

“Unrestricted Subsidiary” means: (1) Cabot International Capital Corporation; (2) any Subsidiary acquired or organized after the date of this Indenture which is not a successor, directly or indirectly, of a Restricted Subsidiary and which does not, directly or indirectly, own an equity interest in a Restricted Subsidiary; (3) any Subsidiary the principal assets of which are located outside the United States and the business of which is primarily conducted outside the United States; (4) any Subsidiary the principal business of which consists of financing the acquisition or disposition of real, personal or intangible property by persons including the Company or any Subsidiary; (5) any Subsidiary the principal business of which is owning, leasing, dealing in or developing real property for residential or office building purposes; (6) any Subsidiary, the principal business of which is the insuring or reinsuring of property, casualty or employee benefit risks; and (7) any Subsidiary substantially all of the assets of which consist of stock or other securities of a Subsidiary or Subsidiaries of the character described in clauses (1) through (6) of this paragraph. A Subsidiary shall cease to be an Unrestricted Subsidiary when it is designated by the Board of Directors to be a Restricted Subsidiary.

Section 4.02. Payment of Securities.

The Company shall pay the principal of, and interest and premium, if any, on each Series of Securities on the date and in the manner provided in the Securities and this Indenture. An installment of principal or interest shall be considered paid on the date it is due if the Trustee or Paying Agent holds on that date money irrevocably designated for and sufficient to pay the installment. At the Company’s option, (i) it can pay any interest on any Securities by mailing checks by first class mail to the Holders of such Securities at their addresses as shown on the Registrar’s books or (ii) in the case of Global Securities, by wire transfer.

The Company shall pay interest on overdue principal and premium, if any, at the rate or rates borne by each Series of the Securities; provided that the Company shall, to the extent lawful, pay interest on overdue installments of interest at the same rate or rates.

Section 4.03. Limitation on Liens.

The Company shall not, and it shall not permit any Restricted Subsidiary to, incur a Lien on Restricted Property to secure a Debt without making effective provision to secure the Securities equally and ratably with such Debt, unless:

(1) the Lien is on property, Debt or shares of stock of a corporation at the time the corporation becomes a Restricted Subsidiary; provided, however, that such Lien may not extend to any other Principal Property owned by the Company or a Restricted Subsidiary;

(2) the Lien is on property at the time the Company or a Restricted Subsidiary acquires or leases the property; provided, however, that such Lien may not extend to any other Principal Property owned by the Company or a Restricted Subsidiary;

(3) the Lien secures Debt incurred to finance all or some of the purchase price or cost of construction or improvement of property of the Company or a Restricted Subsidiary; provided that (i) in the case of any construction or improvement, the Lien may extend to substantially unimproved real property owned by the Company or a Restricted Subsidiary upon which the construction or improvement is made; and (ii) such Lien may not extend to any other Principal Property owned by the Company or a Restricted Subsidiary, other than additions to such property so purchased, constructed or improved;

(4) the Lien secures a Debt of a Restricted Subsidiary owing to the Company or another wholly-owned Restricted Subsidiary;

(5) the Lien is on property of a corporation at the time the corporation merges into or consolidates with the Company or a Restricted Subsidiary;

(6) the Lien is on property of a person or entity at the time such person or entity transfers or leases all or substantially all of its assets to the Company or a Restricted Subsidiary; provided, however, that such Lien may not extend to any other Principal Property owned by the Company or a Restricted Subsidiary;

(7) the Lien is in favor of a government or governmental entity and secures (i) payments pursuant to a contract or statute, or (ii) Debt incurred to finance all or some of the purchase price or cost of construction of the property subject to such Lien;

(8) the Lien extends, renews, refunds or replaces (or successive extensions, renewals, refunds or replacements) in whole or in part a Lien (such Lien, an “existing Lien”) permitted by any of clauses (1) through (7). The Lien may not extend beyond (i) the property subject to the existing Lien; and (ii) improvements and construction on such property; provided that the Debt secured by the Lien may not exceed the Debt secured at the time by the existing Lien unless the existing Lien or a predecessor Lien was incurred under clause (4); or

(9) the Lien is on any electrical generating facility to secure non-recourse debt or is on any oil, gas or other mineral property or on oil, gas or other minerals or other products or by-products produced or extracted from that oil, gas or other mineral property to secure non-recourse debt.

Notwithstanding the provisions of this Section 4.03, the Company or any Restricted Subsidiary may, without equally and ratably securing the Securities, grant Liens to secure Debt which would otherwise be subject to restriction by this Section 4.03 if, at the time of such granting and after giving effect to any Debt so secured, Exempted Debt does not exceed 15% of Consolidated Net Tangible Assets.

The terms of any Series of Securities adopted pursuant to Section 2.01 may provide that this Section 4.03 is not applicable to such Series.

Section 4.04. Limitation on Sale and Leaseback.

The Company shall not, and it shall not permit any Restricted Subsidiary to, enter into a Sale-Leaseback Transaction unless:

(1) the lease has a term including renewal rights of three years or less;

(2) the lease is between the Company and a Restricted Subsidiary or between Restricted Subsidiaries;

(3) the Company or the Restricted Subsidiary on the date such Sale-Leaseback Transaction is to close could create a Lien on the property involved in the Sale-Leaseback Transaction to secure Debt under clause (3) or (7) of Section 4.03; or

(4) the Company or the Restricted Subsidiary receiving the proceeds from such Sale-Leaseback Transaction, within 180 days after it is consummated, applies, or commits to apply, an amount equal to the greater of the fair market value of the property, at the time of such Sale-Leaseback Transaction, as determined by the Board of Directors, or the proceeds to:

(i) the acquisition of Restricted Property, including but not limited to, the acquisition, construction, development or improvement of property or equipment which is or upon completion of such acquisition, construction, development or improvement will be, Principal Property or a part of Principal Property; or

(ii) if permitted by the terms of Securities of any Series, the redemption of Securities of such Series pursuant to, and at the redemption price referred to in, the Securities and applicable at the time of redemption, or the retirement or redemption of other Long-Term Debt of the Company or a Restricted Subsidiary. However, the Company may not receive credit for: (x) the retirement of other Long-Term Debt at maturity or the redemption of other Long-Term Debt pursuant to any mandatory redemption provision; or (y) the retirement or redemption of any Long-Term Debt that is either subordinated to or junior in right of payment to the Securities, or owed by the Company to a Restricted Subsidiary.

Notwithstanding the provisions of this Section 4.04, the Company or any Restricted Subsidiary may enter into a Sale-Leaseback Transaction if, at the time of entering into the Sale-Leaseback Transaction and after giving effect to it, Exempted Debt does not exceed 15% of Consolidated Net Tangible Assets.

The terms of any Series of Securities adopted pursuant to Section 2.01 may provide that this Section 4.04 is not applicable to such Series.

Section 4.05. No Lien Created.

This Indenture and the Securities do not create a Lien, charge or encumbrance on any property of the Company or any Subsidiary.

Section 4.06. Compliance Certificate.

(1) The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company an Officers’ Certificate stating whether or not the signers know of any Default by the Company in performing its covenants and obligations hereunder that occurred during the fiscal year and is continuing. If the Company knows of such a Default at such time, the Certificate shall describe the nature and status of the Default. The first such Officers’ Certificate shall be delivered to the Trustee by January 28, 2017.

(2) The Company shall deliver to the Trustee within ten Business Days following the date on which the Company becomes aware of such Default, receives notice of such Default or becomes aware of such action, as applicable, an Officers’ Certificate specifying any events which would constitute a Default, their status and what action the Company is taking or proposing to take in respect thereof. The Officers’ Certificate pursuant to this Section 4.06 need not comply with Section 10.05.

Section 4.07. SEC Reports.

The Company shall file with the Trustee within 15 days after it files them with the SEC copies of the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. The Company also shall comply with the other provisions of TIA Section 314(a).

ARTICLE FIVE

Successor Corporation

Section 5.01. When Company May Merge, etc.

The Company may consolidate with or merge into, or transfer all or substantially all of its assets to, one person or entity if:

(1) the person or entity assumes by supplemental indenture all the obligations of the Company under the Securities and this Indenture; thereafter all such obligations of the predecessor corporation shall terminate;

(2) immediately after giving effect to the transaction, no Default would occur and be continuing; and

(3) the entity formed by or surviving such transaction, in the case of a consolidation or merger, and the transferee, in the case of a transfer, is a person or entity organized under the laws of the United States of America, any State thereof, the District of Columbia, Canada, any province of Canada or any state which was a member of the European Union on December 31, 2003 (other than Greece).

Section 5.02. When Securities Must Be Secured.

If upon any such consolidation, merger or transfer any Principal Property would become subject to an attaching Lien that secures Debt, then before the consolidation, merger or transfer occurs, the Company by supplemental indenture shall secure the Securities by a direct Lien on all such Principal Property. The direct Lien shall have priority over the attaching Lien and over all other Liens on such Principal Property except the Liens already on it. The direct Lien may equally and ratably secure the Securities and any other obligation of the Company or a Subsidiary entitled to such security. The direct Lien may not secure an obligation of the Company or such a Subsidiary that is subordinated to the Securities. However, the Company need not comply with this Section if:

(1) the attaching Lien is permitted under any of clauses (1) through (9) of Section 4.03; or

(2) the Company or a Restricted Subsidiary under the next to last paragraph of Section 4.03 could create a Lien on the Principal Property to secure Debt at least equal in amount to that secured by the attaching Lien.

ARTICLE SIX

Defaults and Remedies

Section 6.01. Events of Default.

Unless the form of a Security of a Series provides otherwise, an “Event of Default” occurs with respect to Securities of any Series if:

(1) the Company defaults in the payment of interest on any Security of that Series when the same becomes due and payable and the Default continues for a period of 30 days;

(2) the Company defaults in the payment of the principal of, or premium, if any, on, any Security of that Series when the same becomes due and payable at maturity, upon redemption or otherwise, provided that in the case of default in the making or satisfaction of any sinking fund payment, such default continues for a period of 30 days;

(3) the Company fails to comply with any of its other agreements in the Securities of that Series or this Indenture (other than a default which has expressly been included in this Indenture solely for the benefit of a Series of Securities other than that Series) and the default continues for the period and after the notice specified below;

(4) an event of default, as defined in any mortgage, indenture or instrument under which there is or may be issued indebtedness of the Company or any Restricted Subsidiary for money borrowed (including an Event of Default with respect to a Security of any Series hereunder) in the principal amount exceeding $100,000,000, shall occur with the result that such indebtedness shall have been declared due and payable prior to the date on which it would otherwise become due and payable, but if any such default is cured by the Company or such Restricted Subsidiary or is waived by the specified percentage of holders of such mortgage, indenture or instrument entitled so to waive, then the Event of Default under this Indenture by reason of such default shall be deemed to have been cured;

(5) the Company, pursuant to or within the meaning of any Bankruptcy Law:

(a) commences a voluntary case;

(b) consents to the entry of an order for relief from claims against it in an involuntary case;

(c) consents to the appointment of a Custodian of it or for all or substantially all of its property; or

(d) makes a general assignment for the benefit of its creditors;

(6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a) is for relief against the Company in an involuntary case;

(b) appoints a Custodian of the Company or for all or substantially all of its property; or

(c) orders the liquidation of the Company;

and such order or decree remains unstayed and in effect for 90 days; or

(7) any other Event of Default provided for Securities of that Series occurs.

A Default with respect to any Series of Securities under clause (3) is not an Event of Default until the Trustee notifies the Company or the Holders of at least 25% in principal amount of the outstanding Securities of that Series notify the Trustee and the Company of the Default and the Company does not cure the Default within 90 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.”

Section 6.02. Acceleration.

If an Event of Default with respect to Securities of any Series occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the outstanding Securities of that Series by notice to the Company and the Trustee, may declare that the principal of and accrued interest (or, if any of the Securities of that Series are original issue discount Securities, such portion of the principal amount of such Securities as may be specified in the terms thereof), if any, shall be due and payable immediately. Upon such declaration, such principal (or specified amount) and interest shall be due and payable immediately. The Holders of a majority in principal amount of the outstanding Securities of that Series by notice to the Company and the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (other than nonpayment of principal, interest or premium, if any, that has become due solely because of such acceleration) have been cured or waived.

Notwithstanding any provisions to the contrary contained in this Section 6.02 and in addition thereto, upon receipt by the Trustee of any declaration of acceleration, or rescission and annulment thereof, with respect to Securities of a Series all or part of which is represented by a Global Security, the Trustee shall establish a record date for determining Holders of outstanding Securities of such Series entitled to join in such declaration of acceleration, or rescission and annulment, as the case may be, which record date shall be at the close of business on the day the Trustee receives such declaration of acceleration, or rescission and annulment, as the case may be. The Holders on such record date, or their duly designated proxies, and only such Holders, shall be entitled to join in such declaration of acceleration, or rescission and annulment, as the case may be, whether or not such Holders remain Holders after such record date; provided, however, that unless such declaration of acceleration, or rescission and annulment, as the case may be, shall have become effective by virtue of the requisite percentage having been obtained prior to the day which is 90 days after such record date, such declaration of acceleration, or rescission and annulment, as the case may be, shall automatically and without further action by any Holder be cancelled and of no further effect. Nothing in this paragraph shall prevent a Holder, or a proxy of a Holder, from giving, after expiration of such 90-day period, a new declaration of acceleration, or rescission or annulment thereof, as the case may be, that is identical to a declaration of acceleration, or rescission or annulment thereof, which has been cancelled pursuant to the proviso to the preceding sentence, in which event a new record date shall be established pursuant to the provisions of this Section 6.02.

Section 6.03. Other Remedies.

If an Event of Default with respect to Securities of any Series occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, interest or premium, if any, on, the Securities of that Series or to enforce the performance of any provision of the Securities of that Series or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Securities of that Series or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Securityholder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

Section 6.04. Waiver of Past Defaults.

Subject to Sections 6.07 and 9.02, the Holders of a majority in principal amount of the outstanding Securities or any Series on behalf of the Holders of the outstanding Securities of that

Series by notice to the Trustee may waive an existing past Default or Event of Default and its consequences but such waiver shall not extend to any future Event of Default. When a Default or Event of Default is waived by the Holders of any Series of Securities, it is cured and stops continuing with respect to Securities of that Series.

Section 6.05. Control by Majority.

The Holders of a majority in principal amount of the outstanding Securities of any Series may direct the time, method and place of: (1) conducting any proceeding for any remedy available to the Trustee; or (2) exercising any trust or power conferred on the Trustee with respect to the Securities of that Series. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, or subject to Section 7.01, that the Trustee determines would be unduly prejudicial to the rights of other Securityholders of that Series or that would involve the Trustee in personal liability.

Notwithstanding any provisions to the contrary contained in this Section 6.05, and in addition thereto, upon receipt by the Trustee of any direction with respect to Securities of a Series all or part of which is represented by a Global Security, the Trustee shall establish a record date for determining Holders of outstanding Securities of such Series entitled to join in such direction, which record date shall be at the close of business on the date the Trustee receives such direction. The Holders on such record date, or their duly designated proxies, and only such Holders, shall be entitled to join in such direction, whether or not such Holders remain Holders after such record date; provided, however, that unless such majority in principal amount shall have been obtained prior to the day which is 90 days after such record date, such direction shall automatically and without further action by any Holder be cancelled and of no further effect. Nothing in this paragraph shall prevent a Holder, or a proxy of a Holder from giving, after expiration of such 90-day period, a new direction identical to a direction which has been cancelled pursuant to the proviso to the preceding sentence, in which event a new record date shall be established pursuant to the provisions of this Section 6.05.

Section 6.06. Limitation on Suits.

A Securityholder may pursue a remedy with respect to this Indenture or the Securities of that Series only if:

(1) the Holder gives to the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in principal amount of the outstanding Securities of that Series make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period the Holders of a majority in principal amount of the outstanding Securities of that Series do not give the Trustee a direction inconsistent with the request.

A Holder of any Series of Securities may not use any provision of this Indenture to prejudice the rights of another Holder of any Securities of that Series or to obtain a preference or priority over another Holder of any Securities of that Series.

Section 6.07. Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Security to receive payment of principal of, interest and premium, if any, on the Security, on or after the respective due dates expressed in the Security, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder.

Section 6.08. Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing for Securities of any Series, the Trustee may recover judgment in its own name and as Trustee of an express trust against the Company for the whole amount of principal, interest and any premium remaining unpaid on the Securities of that Series.

Section 6.09. Trustee May File Proofs of Claim.

The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders of Securities of any Series allowed in any judicial proceedings relative to the Company, its creditors or its property.

Section 6.10. Priorities.

If the Trustee collects any money pursuant to this Article with respect to Securities of any Series, it shall pay out the money in the following order:

FIRST: to the Trustee and any predecessor trustee of the Securities of that Series for amounts due under Section 7.07;

SECOND: to Holders of Securities of that Series for amounts due and unpaid on the Securities of that Series for principal, interest and premium, if any, ratably without preference or priority of any kind, according to the amounts due and payable on the Securities of that Series for principal, interest and premium, if any, respectively; and

THIRD: to the Company.

The Trustee may fix a record date and payment date for any payment to Securityholders pursuant to this Section 6.10.

Section 6.11. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in principal amount of the Securities of any Series.

ARTICLE SEVEN

Trustee

Section 7.01. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise its rights and powers and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

(b) Except during the continuance of an Event of Default:

(1) the Trustee need perform only those duties that are specifically set forth in this Indenture and no others; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph (c) does not limit the effect of paragraph (b) of this Section;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section.

(e) The Trustee may refuse to perform any duty or exercise any right or power unless it is assured of indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree with the Company.

(g) Anything in this Indenture notwithstanding, in no event shall the Trustee be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to loss of profit), even if the Trustee has been advised as to the likelihood of such loss or damage and regardless of the form of action in which such damages are sought.

(h) The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action; provided that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(i) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(j) The Trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not assured to it.

(k) The Trustee shall not be liable for any action taken or omitted to be taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Indenture.

(l) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the corporate trust office of the Trustee, and such notice references the Securities and this Indenture.

(m) The permissive rights of the Trustee enumerated herein shall not be construed as duties.

(n) The Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than a majority in principal amount of the outstanding Securities of any Series, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture with respect to the Securities of such Series.

Section 7.02. Rights of Trustee.

(1) The Trustee may rely on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(2) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officers’ Certificate or Opinion of Counsel.

(3) The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(4) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers.

(5) The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel.

(6) In the event the Trustee is also acting as Registrar, Paying Agent, Custodian or transfer agent pursuant to this Indenture, the rights, privileges, protections, immunities and indemnities given to the Trustee are extended to, and shall be enforceable by, the Trustee in its capacity as Registrar, Paying Agent, Custodian or transfer agent hereunder.

(7) The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded; provided that the Trustee may request an updated certificate pursuant to this clause (7) solely in the event that the Trustee reasonably believes that the last such certificate received from the Company or currently on file is no longer accurate.

Section 7.03. Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Securities and may otherwise deal with the Company or an Affiliate with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. However, the Trustee is subject to Sections 7.10 and 7.11.

Section 7.04. Trustee’s Disclaimer.

The Trustee makes no representation as to the validity or adequacy of this Indenture or the Securities, it shall not be accountable for the Company’s use of the proceeds from the Securities, and it shall not be responsible for any statement in the Securities other than its certificate of authentication.

Section 7.05. Notice of Defaults.

If a Default occurs and is continuing with respect to Securities of any Series and if it is known to the Trustee, the Trustee shall mail to each Holder of Securities of that Series notice of the Default within 90 days after it occurs. Except in the case of a Default in payment on any Security of that Series, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of Holders of Securities of that Series.

Section 7.06. Reports by Trustee to Holders.

Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, the Trustee shall mail to the Company and each Securityholder a brief report dated as of such May 15 that complies with TIA Section 313(a). The Trustee shall also comply with TIA Section 313(b).

A copy of each report at the time of its mailing to Securityholders shall be filed with the SEC and each stock exchange on which the Securities of any Series are listed.

The Company shall notify the Trustee whenever the Securities of any Series are listed on any stock exchange.

Section 7.07. Compensation and Indemnity.

The Company shall pay to the Trustee from time to time reasonable compensation for its services (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust). The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred by it. Such expenses shall include the reasonable compensation and expenses of the Trustee’s agents and counsel.

Except as provided below in this paragraph, the Company shall indemnify each of the Trustee and any predecessor trustee of the Securities of that Series against any loss or liability incurred by it in connection with the administration of the trust created by this Indenture or the performance of its duties hereunder, including all reasonable costs and expenses in defending itself against any claim or liability in connection with the exercise or performance of any of its powers and duties under this Indenture. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity but failure to do so shall not relieve the Company of its obligations under this Section 7.07. The Company need not pay for any settlement made by the Trustee without the Company’s consent. The Company need not reimburse any expense or indemnify against any loss or liability incurred by either the Trustee or any predecessor trustee of the Securities of that Series through its own negligence or bad faith. In respect of the Company’s payment obligations in this Section 7.07, the Trustee shall have a senior claim to which the Securities are hereby made subordinate on all money or property held or collected by the Trustee as such and not in its individual capacity, except for money or property held in trust for the benefit of the Holders to pay the principal of and interest and premium, if any, on particular Securities.

Section 7.08. Replacement of Trustee.

The Trustee may resign with respect to any or all Series of Securities by so notifying the Company. The Holders of a majority in principal amount of the outstanding Securities or any Series may remove the Trustee with respect to the Securities of that Series by notifying the removed Trustee and the Company. Those Holders may appoint a successor Trustee with respect to the Securities of that Series with the Company’s consent. The Company may remove the Trustee with respect to any or all Series of Securities or, if there is more than one Trustee hereunder, with respect to all Series of Securities for which such Trustee acts as Trustee if:

(1) the Trustee fails to comply with Section 7.10;

(2) the Trustee is adjudged a bankrupt or an insolvent;

(3) a receiver or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

If the Trustee with respect to one or more Series of Securities resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the Securities may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee with respect to one or more Series of Securities does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of a majority in principal amount of the Securities with respect to such Series of Securities may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Securityholder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company.

Immediately after that, the retiring Trustee shall transfer all property held by it as Trustee to the successor Trustee, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture with respect to the Securities of any Series for which it acts as Trustee. A successor Trustee shall mail notice of its succession to each Holder of Securities of a Series for which it acts as Trustee.

If at the time a successor to the Trustee succeeds to the trusts created by this Indenture any of the Securities of any Series shall have been authenticated but not delivered, the successor to the Trustee of the Securities of that Series may adopt the certificate of authentication of any predecessor trustee for that Series of Securities and deliver the Securities for that Series so authenticated. If at that time any of the Securities of a Series shall not have been authenticated, any successor to the Trustee for that Series of Securities may authenticate the Securities for that Series either in the name of any predecessor trustee for that Series of Securities hereunder or in the name of the successor Trustee. In all such cases the certificate of authentication shall have the same force and effect which the provisions of the Securities or this Indenture provided that certificates of authentication of the Trustee shall have, except that the right to adopt the certificate of authentication of any predecessor trustee for a Series of Securities or to authenticate Securities of a Series in the name of any predecessor trustee for that Series of Securities shall apply only to its successor or successors by merger, conversion or consolidation.

Section 7.09. Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust assets to, another corporation, the successor corporation shall be the successor Trustee, without any further act.

Section 7.10. Eligibility Disqualification.

This Indenture shall always have for each Series of Securities a Trustee who satisfies the requirements of TIA Section 310(a)(l). The Trustee shall always have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. If any Series of Securities is admitted to trading on the New York Stock Exchange, Inc., or any successor thereto, the Company shall ensure that a transfer agent facility maintain an office or agency in the Borough of Manhattan, the City of New York, as long as such Series of Securities shall be so admitted. With respect to each Series of Securities, the Trustee shall comply with TIA §310(b), including the proviso contained in TIA §310(b)(1) and the optional provision permitted by the second sentence of TIA §310(b)(9).

Section 7.11. Preferential Collection of Claims Against Company.

The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated.

ARTICLE EIGHT

Discharge of Indenture

Section 8.01. Termination of Company’s Obligations.

The Company at any time may terminate its obligation to pay an installment of principal and premium, if any, or interest if it deposits with the Trustee money or U.S. Government Obligations sufficient to pay the installment when due. The Company shall designate the installment for which payment is being made.

The Company at any time may terminate all of its obligations under the Securities of any or all Series and this Indenture with respect to such Series or all Series if:

(1) all Securities of such Series previously authenticated and delivered (other than destroyed, lost or stolen Securities of such Series which have been replaced or paid) have been delivered to the Trustee for cancellation; or

(2) the Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations (a) sufficient to pay the principal of, and interest and premium, if any, on the Securities of such Series to maturity or redemption, as the case may be, or (b) in the case of a Series of Securities which provides for a mandatory sinking fund, sufficient to make all mandatory sinking fund payments to maturity and sufficient to pay at maturity any principal of and interest on such Series for Securities of such Series not redeemed prior to maturity (other than monies paid to the Company or discharged from trust in accordance with Section 8.03).

However, the Company’s obligations in Sections 2.04, 2.05, 2.06, 2.07, 2.08, 4.02, 7.07, 7.08 and 8.03 with respect to the Securities of such Series shall survive until the Securities of such Series are no longer outstanding. Thereafter the Company’s obligations in Section 7.07 shall survive.

After such a deposit, the Trustee upon request shall acknowledge, in writing, the discharge of the Company’s obligations under the Securities of such Series and this Indenture except for those surviving obligations specified above.

In order to have money available on a payment date to pay principal of, and interest or premium, if any, on, the Securities, the U.S. Government Obligations shall be payable as to principal of, interest or premium, if any, on or before such payment date in such amounts as will provide the necessary money. U.S. Government Obligations shall not be callable at the issuer’s option.

Section 8.02. Application of Trust Money.

The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to Section 8.01. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent in accordance with this Indenture to the payment of principal of, interest and premium, if any, on, the Securities of the Series or to the payment of any mandatory sinking fund payments, for which the money or U.S. Government Obligations have been deposited.

Section 8.03. Repayment to Company.

The Trustee and the Paying Agent shall promptly pay to the Company upon request any excess money or U.S. Government Obligations held by them at any time. The Trustee and Paying Agent shall pay to the Company upon request any money or U.S. Government Obligations held by them for the payment of principal, interest or premium, if any, on any Security or for the payment of any mandatory sinking fund payments, that remains unclaimed for two years after such principal, interest, premium or mandatory sinking fund payments have become due and payable. If such money or U.S. Government Obligations are then held by the Company they shall be discharged from the trust. After that, Securityholders entitled to the money must look to the Company for payment as unsecured general creditors unless an applicable abandoned property law designates another person or entity.

ARTICLE NINE

Amendments, Supplements and Waivers

Section 9.01. Without Consent of Holders.

The Company and the Trustee may amend or supplement this Indenture or the Securities without notice to or consent of any Securityholder:

(1) to cure any ambiguity, omission, defect or inconsistency or to make other formal changes;

(2) to comply with Article Four or Five;

(3) to provide for uncertificated Securities in addition to or in place of certificated Securities;

(4) to add to the covenants of the Company or to add any additional Events of Default for the benefit of all or any Series of Securities;

(5) to add to or change any of the provisions of this Indenture to such extent as shall be necessary to permit or facilitate the issuance of Securities in (i) bearer form, registrable or not registrable as to principal, and/or (ii) coupon form, registrable or not registrable as to principal, and to provide for exchangeability of such Securities with Securities issued hereunder in fully registered form;

(6) to add to or change any provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee;

(7) to establish the form or terms of the Securities of any Series pursuant to Section 2.01;

(8) to make any change that does not adversely affect the rights of any Securityholder, provided that none of such changes shall adversely affect the rights of any Securityholder;

(9) to modify or amend this Indenture in such a manner as to permit the qualification of this Indenture or any supplemental indenture under the TIA as then in effect;

(10) to conform any provision in this Indenture and any supplemental indenture to the description of any Securities in an offering document;

(11) to add guarantees with respect to the Securities or to secure the Securities; or

(12) to provide for the issuance of additional debt securities of any Series.

Section 9.02. With Consent of Holders.

The Company and the Trustee may amend this Indenture or the Securities without notice to any Securityholder but with the written consent of the Holders of at least a majority in principal amount of the outstanding Securities of each Series affected by such indenture supplement or amendment (each Series voting separately as one class). The Holders of a majority in principal amount of the outstanding Securities of each such Series (each Series voting separately as one class) may waive compliance by the Company in a particular instance with any provision of this Indenture or the Securities of such Series without notice to any Holder of Securities of such Series. Without the consent of each Securityholder affected, however, an amendment, supplement or waiver, including a waiver pursuant to Section 6.04, may not:

(1) reduce the amount of Securities whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the rate of or change the time for payment of interest on any Security;

(3) reduce the principal of or change the fixed maturity of any Security;

(4) waive a default in the payment of the principal of or premium, if any, or interest on any Security;

(5) make any Security payable in money other than that stated in the Security; or

(6) change the provisions applicable to the redemption of any Security.

It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed supplement, but it shall be sufficient if such consent approves the substance thereof.

Section 9.03. Compliance with Trust Indenture Act.

Every amendment to or supplement of this Indenture or the Securities shall comply with the TIA as then in effect.

Section 9.04. Revocation and Effect of Consents.

A consent to an amendment, supplement or waiver by a Holder of a Security of any Series is a continuing consent, irrevocable for a period of nine months from the date given or, if earlier, until the amendment, supplement or waiver becomes effective, both as to the Holder giving such consent and as to every subsequent Holder of a Security of that Series or a portion of such a Security that evidences the same debt as the consenting Holder’s Security, even if notation of the consent is not made on each Security of that Series. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Securityholder of that Series.

Section 9.05. Notation on or Exchange of Securities.

If an amendment, supplement or waiver changes the term of a Security, the Trustee may require the Holder of the Security to deliver it to the Trustee. The Trustee may place an appropriate notation on the Security about an amendment, supplement or waiver and return it to the Holder. Alternatively, the Company in exchange for Securities may issue and the Trustee shall authenticate new Securities that reflect an amendment, supplement or waiver.

Section 9.06. Trustee to Sign Amendments, etc.

The Trustee need not sign any supplemental indenture that adversely affects its rights. In signing such amendment, supplement or waiver, the Trustee shall be entitled to receive, and (subject to Section 7.01) shall be fully protected in relying upon, an Officers’ Certificate and Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by this Indenture.

ARTICLE TEN

Miscellaneous

Section 10.01. Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies, or conflicts with another provision which is required to be included in this Indenture by the TIA, the required provision shall control.

Section 10.02. Notices.

Any notice or communication shall be in writing and delivered in person, by facsimile or mailed by first-class mail to the other’s address as follows:

if to the Company:	Cabot Corporation
Two Seaport Lane
Suite 1300
Boston, Massachusetts 02210
Attention: Financial Vice President

Facsimile:

if to the Trustee:	U.S. Bank National Association
Corporate Trust Services
100 Wall Street Suite 1600
New York, New York 10005

Attention: Beverly Freeney, Vice President & Account Manager

Facsimile:

The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to a Holder of a Security shall be mailed by first class mail to his or her address shown on the register kept by the Registrar or delivered by electronic transmission in accordance with the applicable procedures of the Depository. Failure to mail (or deliver by electronic transmission in accordance with the applicable procedures of the Depository) a notice or communication to a Securityholder or any defect in it shall not affect its sufficiency with respect to other Securityholders.

Notices given by publication will be deemed given on the first date on which publication is made, and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing. Notwithstanding any other provision of this Indenture or any Global Security, where the Indenture or Global Security provides for notice of any event (including any notice of redemption) to any Holder (whether by mail or otherwise), such notice shall be sufficiently given if given to any applicable Depository (or its designee) according to the applicable procedures of such Depository. If such notice or communication is mailed (or delivered by electronic transmission in accordance with the applicable procedures of the Depository) in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

Section 10.03. Communication by Holders with Other Holders.

Securityholders may communicate pursuant to TIA Section 312(b) with other Securityholders with respect to their rights under this Indenture or the Securities. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

Section 10.04. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(1) an Officers’ Certificate stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2) an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 10.05. Statements Required in Certificate or Opinion.

Each Officers’ Certificate or Opinion of Counsel with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(1) a statement that the person making such Officers’ Certificate or Opinion of Counsel has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such Officers’ Certificate or Opinion of Counsel are based;

(3) a statement that, in the opinion of such person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of such person, such condition or covenant has been complied with.

Section 10.06. Treasury Securities.

In determining whether the Holders of the required principal amount of Securities have concurred in any direction, waiver or consent, Securities owned by the Company or an Affiliate shall be disregarded, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Securities which the Trustee knows are so owned shall be so disregarded.

Securities so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to the Securities and that the pledgee is not the Company or an Affiliate.

Section 10.07. Rules by Trustee, Paying Agent, Registrar.

The Trustee may make reasonable rules for action by or a meeting of Securityholders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 10.08. Legal Holidays.

If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

Section 10.09. Governing Law.

The laws of The State of New York shall govern this Indenture and the Securities.

Section 10.10. No Recourse Against Others.

All liability described in the Securities of any director, officer, employee or stockholder, as such, of the Company is waived and released.

Section 10.11. Successors.

All agreements of the Company in this Indenture and the Securities shall bind its successor. All agreements of the Trustee in this Indenture shall bind its successor.

Section 10.12. Execution in Counterparts.

The parties may sign this Indenture in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, and their respective corporate seals, if applicable, to be hereunto affixed and attested, all as of the day and year first written above.

Cabot Corporation, as the Company

By:
Name:
Title:

Attest:

(SEAL)

U.S. Bank National Association, as Trustee

By:
Name:
Title:

Attest:

EXHIBIT A

(FORM OF FACE OF SECURITY)

No.	$

CABOT CORPORATION

(Insert Title of Securities)

promises to pay to

or registered assigns the principal sum of

Dollars on

Interest Payment Dates:	and
Record Dates:	and

Additional provisions of this Security are set forth on the other side of this Security.

CABOT CORPORATION

By:
Name:
Title:

[SEAL]

By:
Name:
Title:

Dated:

This is one of the Securities of the Series designated

therein issued under the within mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

1

(FORM OF REVERSE OF SECURITY)

CABOT CORPORATION

%	Due

1.	Interest.

Cabot Corporation, a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Security at the rate per annum shown above. The Company will pay interest semi-annually on             and             of each year (the “Interest Payment Dates”), beginning on                     . Interest on the Security will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from                     . Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.	Method of Payment.

The Company will pay interest on the Securities of this Series (except defaulted interest) to the persons who are registered holders of the Securities of this Series (the “Holders”) at the close of business on the     th day of the month (the “Record Dates”) next preceding the Interest Payment Date. Holders must surrender the Securities of this Series to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may pay principal and interest and premium, if any, by its check payable in such money. It may mail an interest check to a Holder’s registered address.

3.	Paying Agent and Registrar.

Initially, U.S. Bank National Association, Corporate Trust Services, 100 Wall Street, Suite 1600, New York, New York 10005, will act as Registrar and Paying Agent. The Company may change any Registrar or Paying Agent without notice. The Company may act as Registrar or Paying Agent.

4.	Indenture.

This Security is one of a duly authorized Series of Securities designated on the face hereof issued by the Company under an Indenture dated as of [    ], 2016 (the “Indenture”), between the Company and U.S. Bank National Association (the “Trustee”). The terms of the Securities of this Series include those stated in this Security, in the Indenture and those made part of the Indenture by reference to the TIA. The Securities of this Series are subject to all such terms and Holders are referred to this Security, the Indenture and the TIA for a statement of them. The Securities of this Series are general unsecured obligations of the Company.

[ ]	OptionaI Redemption. [If applicable, insert]

The Company may redeem all the Securities of this Series at any time or some of them from time to time at the following redemption prices (expressed in percentages of principal amount), plus accrued interest, if any, to the redemption date:

2

If redeemed during the 12-month period ending

Year	Percentage	Year	Percentage

and thereafter without premium.

However, the Company may not so redeem the Securities of this Series before             ,             through refunding directly or indirectly from, or in anticipation of, money borrowed by or for the account of the Company or a Subsidiary at an interest cost (calculated in accordance with generally accepted financial practice) of     % per annum or less. In the case of any redemption pursuant to this paragraph prior to     , 20    , the Company will deliver to the Trustee, prior to the mailing of any notice of such redemption, an Officers’ Certificate stating that such redemption will comply with this limitation.

[    ] Mandatory Redemption—Sinking Fund. [If applicable, insert]

The Company will redeem $         principal amount of Securities of this Series on            and on each             thereafter through             at a redemption price of 100% of principal amount, plus accrued interest, if any, to the redemption date. The Company may, at its option, receive credit towards the principal amount of the Securities of this Series to be redeemed pursuant to this paragraph in an amount equal to 100% of the principal amount (excluding premium) of any Security of this Series that the Company has delivered to the Trustee for cancellation or redemption other than pursuant to this paragraph. The Company may also so receive credit for the same Security of this Series only once.

[    ] Additional Optional Redemption. [If applicable, insert]

In addition to redemption pursuant to paragraph     , the Company may redeem not more than $         principal amount of the Securities of this Series, or such lesser amount which is a multiple of $1,000, on             ,             and on each             thereafter through             at a redemption price of 100% of principal amount, plus accrued interest, if any, to the redemption date. The right to redeem such an additional amount shall not accumulate from year to year, but shall lapse to the extent not exercised in any year it is available. At the election of the Company, any optional redemptions so made may be applied to reduce the amount of any subsequent mandatory sinking fund payment required in paragraph

[    ] Notice of Redemption. [If applicable, insert]

Notice of redemption will be mailed to each Holder of a Security of the Series to be redeemed at his or her registered address or delivered by electronic transmission in accordance with the applicable procedures of the Depository at least 30 days but not more than 60 days before the redemption date. Securities of this Series in denominations larger than $1,000 may be redeemed in part. On and after the redemption date, interest will not accrue on the Securities of this Series or portions of them called for redemption.

[    ] Denominations, Transfer, Exchange.

3

The Securities of this Series are in registered form without coupons in denominations of $1,000 and multiples of $1,000.

A Holder may transfer or exchange a Security in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

[If applicable, insert] The Registrar need not transfer or exchange any Security selected for redemption. Also, it need not transfer or exchange any Security for a period beginning 15 days before the selection of Securities to be redeemed and ending on the day of a mailing of the notice of redemption.

[    ] Persons Deemed Owners. [If applicable, insert]

The registered Holder of a Security may be treated as the owner of it for all purposes, except as otherwise provided in paragraph 2 of this Security.

[    ] Unclaimed Money.

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent will pay the money back to the Company at its request. After that, Holders entitled to the money must look to the Company and not to the Trustee for payment unless an abandoned property law designates another person.

[    ] Amendments, Supplements and Waivers.

Subject to certain exceptions, the Indenture or the Securities of any Series may be amended or supplemented and compliance with any provisions may be waived, in each case, as provided in the Indenture.

[    ] Restrictive Covenants.

The Indenture does not limit other unsecured debt. It does limit certain Liens and Sale-Leaseback Transactions with respect to certain property described in the Indenture.

[    ] Successor Corporation.

When a successor assumes the obligations of the Company to the Holders, the Company will be released from those obligations.

[    ] Defaults and Remedies.

An Event of Default is defined in Section 6.01 of the Indenture. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Securities of the Series affected may declare the principal of and accrued interest, if any, of all of the Securities of the Series to be due and payable immediately. Holders may not enforce the Indenture or this Security except as provided in the Indenture. The Trustee may require indemnity satisfactory to it from Holders who request the Trustee to enforce the Indenture or the Securities of the Series affected.

4

Subject to certain limitations, Holders of a majority in principal amount of the Securities of a Series may direct the Trustee in its exercise of any trust or power with respect to the Securities of such Series. The Trustee may withhold from Holders notice of any continuing default (except a default in payment of principal, interest or any premium) if it determines that withholding notice is in their interests.

[    ] Trustee Dealings with Company.

The Trustee, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee.

[    ] No Recourse Against Others.

A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Security of any Series or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Security.

[    ] Authentication.

This Security shall not be valid until authenticated by the manual signature of the Trustee.

[    ] Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (tenants in common), TEN ENT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (Custodian) and U/G/M/A (Uniform Gifts to Minors Act).

The Company will furnish to any Holder, upon written request and without charge, a copy of the Indenture. Requests may be made to:

Secretary

Two Seaport Lane

Suite 1300

Boston, Massachusetts 02210

5